SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549


                                                  Form 10-QSBA-2

                                                    (Mark One)
                                    X QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                                      OF THE SECURITIES EXCHANGE ACT OF 1934

                                    TRANSITION REPORT UNDER SECTION 13 OR 15(d)
                                      OF THE SECURITIES EXCHANGE ACT OF 1934

                                    (For the Quarter ended September 30, 1998)

                                          Commission File Number 1-12689

                            Genisys Reservation Systems, Inc. And Subsidiaries
                                              -----------------------
                         (Exact Name of registrant as specified in its charter)

                                               New Jersey 22-2719541
                             (State or other jurisdiction of (I.R.S. employer incorporation or organization) Identification no.)

                                    2401 Morris Avenue, Union, New Jersey 07083
                            (Address of principal executive offices) (Zip Code)

                                                  (908) 810-8767
                                  Issuer's Telephone Number including Area Code


Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter periods that the registrant was required to file such reports), and
                      (2) has been subject to such filing requirements for the past 90 days.

                                                     Yes X No
                             APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                                   PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.

                                                      Yes No

                                       APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: As of September 30, 1998: 5,655,594 shares of Common Stock

                   Transitional Small Business Disclosure Format (check one)
                                                     Yes X No

                                                                                        June                     December
                                                                                          30, 1998                   31, 1997
                                                                                       ---------------            ---------------
                                                                                        (unaudited)

                                     ASSETS

CURRENT ASSETS:
       Cash and cash equivalents                                                           $1,152,873                 $2,207,841
       Accounts receivable                                                                     18,721                      8,784
       Prepaid expenses                                                                        19,129                      5,127
                                                                                       ---------------            ---------------
              Total Current Assets                                                          1,190,723                  2,221,752
                                                                                       ---------------            ---------------

EQUIPMENT, NET OF ACCUMULATED
       DEPRECIATION                                                                           310,601                    261,643
                                                                                       ---------------            ---------------

OTHER ASSETS:
        Computer software costs, less accumulated
             amortization                                                                   2,035,592                    581,193
        Debit issue costs, less accumulated amortization                                       17,217                     26,609
        Deposits and Other                                                                     57,604                     61,669
        Licenses and Intellectual Property                                                  1,000,000                          -
                                                                                       ---------------            ---------------
                                                                                       ---------------            ---------------
                                                                                            3,110,413                    669,471
                                                                                       ---------------            ---------------
                                                                                       ===============            ===============
                                                                                           $4,611,737                 $3,152,866
                                                                                       ===============            ===============

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIENCY)


CURRENT LIABILITIES:
        Current maturities of long-term debt                                                 $118,379                   $114,957
        Accounts payable and accrued expenses                                                 158,552                    189,712
        Accrued interest payable - related party                                              174,475                    163,296
        Accrued consulting fees - related party                                                 9,000                      3,000
                                                                                       ---------------            ---------------
                 Total current liabilities                                                    460,406                    470,965

LONG-TERM DEBT:
         Long-term debt, less current maturities                                               98,931                    982,742
                                                                                       ---------------            ---------------

                  Total Liabilities                                                           559,337                  1,453,707
                                                                                       ---------------            ---------------

COMMITMENTS:
STOCKHOLDERS EQUITY (DEFICIENCY):
     Preferred Stock, $.0001 par value: 25,000,000 shares
          authorized:  Series A preferred stock, 706,000
          shares authorized: 381,177  shares issued and
          outstanding                                                                              38                          -
     Common Stock, $.0001 par value; 75,000,000 shares
          authorized; 6,755,594 shares issued and
          outstanding                                                                             676                        436
      Additional paid in capital                                                            8,281,073                  4,933,851
      Deficit Accumulated During the Development Stage                                     (4,229,387)                (3,235,128)
                                                                                       ---------------            ---------------

Total Stockholders Equity                                                                   4,052,400                  1,699,159
                                                                                       ---------------            ---------------

                                                                                           $4,611,737                 $3,152,866
                                                                                       ===============            ===============

                   See Accompanying Notes to Financial Statements

                                                                    2


                                                                                                                    From Inception
                                                    Six Months       Six Months     Three Months     Three Months    March 7, 1994
                                                      Ended           Ended            Ended           Ended           Through
                                                  June 30, 1998   June 30, 1997    June 30, 1998   June 30, 1997    June 30, 1998



            SERVICE REVENUE                        $ 29,874             $ -         $ 15,053             $ -          $55,737


            EXPENSES:
                Cost of Service                      47,214                -          27,549                -          72,206
                General and Administrative           783,843           473,238       371,081          258,221       3,459,741
                Depreciation and Amortization        196,077            64,056       100,045           32,184         529,971
                Interest Expense (Income), net        (3,001)          54,750       (10,327)           7,932         223,206
                                                    1,024,133          592,044       488,348          298,337       4,285,124

            NET (LOSS) INCURRED DURING
                 THE DEVELOPMENT STAGE             ($994,259)        ($592,044)    ($473,295)       ($298,337)    ($4,229,387)

            WEIGHTED AVERAGE NUMBER OF
                 COMMON SHARES OUTSTANDING          4,614,158        3,882,666       4,777,572        4,330,660       2,942,322


            BASIC AND DILUTED LOSS PER
                 COMMON SHARE                         ($0.22)          ($0.15)        ($0.10)          ($0.07)         ($1.44)



                 See Accompanying Notes to Financial Statements

                                                                                   3


                                     Deficit
                                   Accumulated
                                                                                            Additional     During the
                                                              Series A Preferred Stock      Paid-in        Development
                                     Shares        Par Value     Shares     Par Value       Capital           Stage          Total


BALANCE - DECEMBER 31, 1997        4,355,594        $436            -            -       $4,933,851     ($3,235,128)      $1,699,159

CONVERSION OF LONG-TERM
DEBT INTO SERIES A PREFERRED
STOCK AT $2.125 PER SHARE                -           -          381,177         38         809,962           -              810,000

CONVERSION OF NOTES PAYABLE
INTO COMMON STOCK AT
$0.09375 PER SHARE                  400,000          40            -            -           37,460           -               37,500

ISSUANCE OF COMMON STOCK
AT $1.25 PER SHARE FOR ACQUISITION
OF UNITED LEISURE INTERACTIVE       2,000,000        200           -            -        2,499,800           -            2,500,000

NET LOSS                                  -           -            -            -              -        ($994,259)        ($994,259)

BALANCE AT JUNE 30, 1998            6,755,594       $ 676      381,177         $ 38     $8,281,073    ($4,229,387)       $4,052,400


                              See Accompanying Notes to Financial Statements

                                                  4


                                                       GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARIES
                                                                               Development Stage Companies
                                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                           (UNAUDITED)
                                                                                                   Period From
                                  March 7, 1994
                                (Commencement of
                                                                                                Development Stage
                                                        Six Months Ended   Six Months Ended     Activities to
                                                       ------------------  -------------------
                                                         June 30,1998        June 30, 1998        June 30,1998
                                                       ------------------  -------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                               $ (994,259)          $ (592,044)       $ (4,229,387)
   Adjustments to reconcile net loss to net
    cash flows from operating activities
      Depreciation and amoritization                         196,077               64,056             529,971
      Contribution to capital of services rendered               -                   -                 49,600
      Changes in operating assets and liabilities
        Accounts receivable                                  (9,937)                 -                (18,721)
        Prepaid expenses                                    (14,002)             (26,575)             (19,369)
        Deposits and other                                    3,945                  -                (58,378)
        Accounts payable and accrued expenses               (13,981)            (225,077)             326,001
                                                       ------------------  -------------------  ------------------
          Net cash flows from operating acctivities        (832,157)            (779,640)          (3,420,283)
                                                       ------------------  -------------------  ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment and software                     (189,922)            (181,649)          (1,294,896)
   Acquisition of Prosoft, Inc.                                 -                (34,602)             (34,602)
                                                       ------------------
           Net cash flows from investing activities         (189,922)            (216,251)         (1,329,498)
                                                       ------------------  -------------------  ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from long-term debt                                9,652               70,000              14,652
   Payments on long-term debt                               (847,500)             (65,000)           (925,840)
   Proceeds from public offering of common stock
       and warrants net of deferred offering costs               -              4,661,124           4,507,915
   Conversion of convertible notes payable
       to common stock                                        37,500                 -                 67,500
   Conversion of long-term debt to Series A
       Preferred Stock                                       810,000                 -                810,000
   Issuance of common stock upon exercise of option              -                 15,000              15,000
   Loans and advances from related parties                       -                 (9,500)                -
   Proceeds from issuance of notes payable                       -                    -               955,000
   Payments under computer equipment leases                 (42,541)              (38,972)           (105,617)
   Proceeds from sale and lease-back                             -                    -               294,644
   Proceeds from issuance of common stock                        -                    -               110,000
   Contribution to capital - stockholder/officer                 -                 19,700             205,400
   Proceeds from issuance of 10% promissory notes
      and related warrants, less related costs                   -                    -               517,500
   Payments on 10% promissory notes and related
      warrants                                                   -               (563,500)           (563,500)
                                                       -------------------  ------------------
          Net cash flows from financing activities           (32,889)           4,088,852           5,902,654
                                                       ------------------  -------------------  ------------------

NET CHANGE IN CASH AND EQUIVALENTS                         (1,054,968)           3,092,961           1,152,873
CASH AND EQUIVALENTS, BEGINNING OF YEAR                     2,207,841               91,548                                 -
                                                       ------------------  -------------------  ------------------
CASH AND EQUIVALENTS, END OF PERIOD                       $ 1,152,873          $ 3,184,512         $ 1,152,873
                                                       ------------------  -------------------  ------------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid                                             $ 22,203             $ 60,463           $ 162,701
                                                       ------------------  -------------------  ------------------
   Net liabilities assumed in reverse acquisition       $        -           $      -                $ 14,087
                                                       ------------------  -------------------  ------------------
   Conversion of related party debt to common stock     $        -           $      -                $ 20,109
                                                       ------------------  -------------------  ------------------
   Conversion of long-term debt to Series A Preferred
       Stock                                                 $ 847,500       $                       $847,500
                                                       ------------------  -------------------  ------------------
   Conversion of notes payable to common stock               $  37,500       $     30,000          $   67,500
                                                       ------------------  -------------------  ------------------
    Issuance of common stock to acquire travel
        related assets                                     $ 2,500,000       $        -            $ 2,500,000
                                                       ------------------  -------------------  ------------------
                                                       See Accompanying Notes to Financial Statements


                             GENISYS RESERVATION SYSTEMS, INC. AND SUBSIDIARIES
                                            DEVELOPMENT STAGE COMPANIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                    (unaudited)




Note 1            Basis of Presentation

                  The consolidated balance sheet at the end of the preceding fiscal year has been derived from the audited consolidated balance sheet contained in the Company's Form 10-KSB and is presented for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of all periods presented have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

                  Footnote disclosures normally included in financial statements prepared in accordance with the generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10- KSB for the most recent fiscal year.


Note 2            Activities of the Company

             Through September 30, 1998 the principal activity of the Company has been the development of a computerized limousine reservation and payment system for the business traveler. The Company's proprietary software enables a system of limousine reservations to be completely computerized and operate without human intervention, except for the initial inputting of travel information. Although planned operation of this system has commenced, revenues to date have not been significant; accordingly, the Company and its subsidiaries continue to be in development stage.

             As of June 30, 1998, the Company acquired the exclusive and worldwide rights and license for "Parallel Addressing Video Technology" for all travel related applications. In addition, the Company acquired software, computer systems and intellectual properties related to the travel business, including the Travel Web Site called "NetCruise.com". The Company intends to operate an internet travel agency featuring the technology  and assets
acquired. The Company's web site went on line December 9, 1998 . The site is currently being used for demonstration and is only accessible by authorized individuals using a password. The Company intends that only participating travel consultants who have paid a fee to the Company will be able to access this web site in order to make reservations. However, the Company expects that the web site will not be fully integrated to support the NetCruise Travel Consultants until the end of the first quarter 1999.

 See Note 4.

                  In order to concentrate its resources and efforts on its NetCruise internet travel business, in November, 1998 the Company agreed to sell the assets of its computerized limousine reservation and payment system to a company newly formed by a management group lead by Mark A. Kenny, a Company founder and Director. The Company will own a minority interest in the new company and will receive royalties on transactions processed by the new company for a period of five years. See Note 6.

The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and has developed an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 which could cause a system failure or other computer errors, leading to a disruption in operations. No easy technological "quick fix" has yet been developed for this problem. This Year 2000 problem creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on financial transactions. Such failures of the Company's and/or third parties computer systems could have a material impact on the Company's ability to conduct its business, and especially to process and account for the transfer of funds electronically.

         With the goal of making the Company Year 2000 compliant, the Company has developed a five phase implementation plan as follows:

         Initial phase
         Inventory phase
         Vendor - contact phase
         Reintegration phase
         Testing phase

         The Company has budgeted approximately $15,000 to implement this plan and has assigned overall responsibility for the project to its Systems Manager. All software currently being developed by the Company or through third party contractors is being written to be Year 2000 compliant. The Company, with the assistance of outside software contractors, is in the process of changing its accounting system from non-compliant Mass-90 software to a compliant software system. Final implementation of fully tested and operational Year 2000 compliant systems is projected to be completed by the end of the second quarter of 1999. The Company's banks and lenders have communicated that they will be Year 2000 compliant by the end of 1999. No other third party's Year 2000 compliance is expected to have a material impact on the operations of the Company.


Note 3            Stockholders Equity

Preferred Stock - The Company's Certificate of Incorporation authorizes the issuance of up to 25,000,000 shares of Preferred Stock. On March 10, 1998, the Board of Directors designated 706,000 shares of Series A Preferred Stock which are convertible, in whole or in part, into fully paid and nonassessable Common Shares on a one-for-one basis at the option of the respective holders thereof. Holders of Series A Preferred Stock are entitled to receive dividends on a pari passu basis with the holders of the Company's Common Stock. The Company, at its sole option, has the right to redeem all or, from time to time, any number of the then outstanding shares of Series A Preferred Stock at a redemption price of $2.125 per share plus a 10% per year increase in the redemption rate.

                  In March 1998, the holder of two Term Promissory Convertible Notes in the principal amounts of $475,000 and $237,500 converted $400,000 of the principal amount of the former note and $200,000 of the principal amount of the latter note into 188,235 shares and 94,118 shares respectively of the Series A Preferred Stock of the Company at a price of $2.125 per share.

                  In March 1998, the holder of four eighteen month Convertible Promissory Notes aggregating $210,000, converted the total principal amount of the four notes ($210,000) into 98,824 shares of the Series A Preferred Stock of the Company at a price of $2.125 per share.


Note 4            Asset Acquisition

                  As of June 30, 1998, the Company through NetCruise Interactive, Inc. (NetCruise), a wholly owned subsidiary, acquired the exclusive and worldwide rights and license for "Parallel Addressing Video Technology" for all travel related applications from United Internet Technologies, Inc. formerly known as United Leisure Interactive, Inc., ("UIT") a wholly owned subsidiary of United Leisure Corporation. In addition, the Company acquired all of the software, computer systems and intellectual properties related to the travel business, including the Travel Web Site called "NetCruise.com" . The Company intends to operate an internet travel agency featuring the technology and assets acquired. The purchased web site comprises two registered domain names, numerous web pages containing information relating to the cruise industry and the contract rights to book travel utilizing our web site operating through an internet reservation booking system or booking engine. The Company's web site went on line December 9, 1998 and consumers can make travel arrangements through our web site. However, the Company expects that the web site will not be fully integrated to support NetCruise Travel Consultants until early first quarter 1999.

                  The purchase of these assets has been recorded as of the date of purchase at the total purchase price of $2,500,000 which includes $1,450,000 of computer software, $1,000,000 of licenses and intellectual properties and $50,000 of computer equipment.

                  Harry Shuster has been appointed Chairman and Brian Shuster the President of NetCruise. Pursuant to the acquisition agreement, Mr. Brian Shuster will receive $5,000 per month for his services as a consultant to the Company. In addition, Messrs. Harry Shuster and Brian Shuster have been serving as directors of the Company since the transaction closed and both have been nominated for election as directors of the Company. Brian Shuster has been issued two warrants to purchase restricted common shares of the Company, exercisable between April 2, 2002 and June 30, 2002, if NetCruise achieves certain profit levels, as defined in the warrants. One warrant is exercisable for 200,000 shares at $2.50 per share and the other warrant is exercisable for 200,000 shares at $6.00 per share. The Company's wholly owned subsidiary, NetCruise Interactive, has assumed UIT's lease of approximately 1,617 square feet (including tenant's pro rata share of common area) at 1990 Westwood Blvd., Penthouse, Los Angeles, CA 90025. The term of this lease is for 5 years commencing on March 1, 1996 and ending on February 28, 2001. During the first through 2nd year of the term of the lease, the rent is $2,587 per month and during the 3rd through 5th year of the term of the lease the rent is $2,846 per month.

 Note 5 Contingencies

                  On February 20, 1997, two individuals John White and John E. Michaels d/b/a Corporate Planning Services, filed an action against the Company and Travel Link in the Superior Court of New Jersey seeking among other things, damages in the amount of 8% of any financing secured by Travel Link resulting from plaintiff's efforts and as well as 5% of the Company's Common Stock allegedly due for services rendered in connection with the Company's acquisition of Travel Link in 1995. The claim for monetary damages is based upon an alleged written agreement between Travel Link and plaintiffs, while the claims for the shares of Common Stock is based upon alleged oral representations and promises made by Joseph Cutrona a former officer and director of Travel Link and the Company. On March 4, 1998 Travel Link filed an application with the Court to assert a claim for indemnification against Joseph Cutrona and Steven Pollan, a former director and officer of Travel Link and the Company, and Mark A. Kenny, a former director and employee of the Company and Travel Link, based upon a 1995 agreement whereby such individuals agreed to hold Loeb Holding Corporation and Travel Link harmless and to indemnify them from any and all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it or them, including the claims of the plaintiff's in this action. On September 28, this matter was settled and the Company agreed to pay the plaintiff's the sum of $20,000.

                  In August 1996, the Company gave notice to Stephen Pollan a former officer and director, that is was canceling the 333,216 shares of Common Stock issued to him at the inception of Corporate Travel Link, Inc. for services he was to have provided. The Company believes that Mr. Pollan never provided such services. Pending return of the shares, they are considered outstanding for all periods presented herein. On April 17, 1997, Mr. Pollan filed an action in the United States District Court, District of New Jersey, against the Company, Travel Link, Joseph Cutrona, Mark A. Kenny, John H. Wasko, Warren D. Bagatelle, Loeb Partners Corp., John Piscopo, R.D. White & Co., Inc., David Sass, McLaughlin & Stern, LLP and Wiss & Company, LLP., seeking among other things a declaratory judgement that Mr. Pollan is the owner of the 333,216 shares of Common stock of the Company which had been issued to him at the inception of Travel Link for services he was to have provided and for unspecified compensatory and punitive damages. The Company intends to vigorously defend the action and to assert numerous defenses and counterclaims in its answer, however, the action is in its preliminary stages and no assurance can be given as to its ultimate outcome.

                  On December 23, 1997, an individual, Victoria Vogel, filed an action in the superior Court of New Jersey against the Company and Joseph Cutrona, a former officer and director of the Company, alleging that Mr. Cutrona induced such person to leave her place of employment to assume employment with the Company. The claim seeks monetary damages based upon an oral promise of employment allegedly made by Mr. Cutrona. The Company intends to vigorously defend the action and to asset numerous defenses in its answer, however, the action is in its preliminary stages and no assurance can be given as to its ultimate outcome. Mr. Cutrona has agreed to hold the Company harmless and to indemnify the Company from any and all claims of the plaintiff in this action.

Note 6                     Subsequent  Events

                  At the beginning of the third quarter 1998, Management of the Company set revenue objectives for the limousine reservation business and made the decision to review the operation at the end of the third quarter to determine the best approach to maximize utilization of the Company's resources. The Limousine reservation business did not meet its revenue objectives and in early September 1998, the Company decided to seek a buyer or joint venture partner for its limousine reservation business.


                  In November 1998, the Company agreed to sell the assets of its computerized reservation and payment system to Gen O2, Inc., a company newly formed by a management group lead by Mark A. Kenny, a Genisys founder and director. When completed, this transaction will allow Genisys to concentrate its resources and efforts on its NetCruise internet travel business, which commenced on June 30, 1998.

                  The sales price of the Company's computerized limousine reservation and payment system paid by Gen O2, Inc. to the Company for the purchased assets consists of (i) royalty payments to be made by Gen O2, Inc. in the amounts and on the terms and conditions more fully described below (each a Contingent Payment); and (ii) 2,450 shares of series A Convertible Preferred Stock of Gen O2, Inc. (the "Series A Preferred Stock"), as more fully described below, which represents 32.66% of the voting stock of Gen 02, Inc. This Series A Preferred Stock is carried on the Company's balance sheets at an asset value of $730,287 in total U.S. dollars. If all contingent payments are realized in their maximum amounts, payments to the Company could total $1,080,000. The Company's influence in Gen O2, Inc. is limited to the right to elect one member of a five
(5) member Board of Directors.

The Contingent Payments to be paid by Gen O2, Inc. shall be calculated as follows:


( a) The Company shall receive a Contingent Payment in an amount equal to twenty cents ($.20) for each reservation (excluding canceled reservations, "no-show" reservations and those reservations for which the client is disputing the validity or size of the charge or the quality of service) transmitted to and processed by the Genisys Reservation System (each a "Corporate Reservation" and, collectively, the "Corporate Reservations"). The aggregate Contingent Payment to be made to the Company for the Corporate Reservations shall not exceed the annual sum of One Hundred Thousand Dollars ($100,000).

(b) During the first year of the operation of the Almost Real Time reservations system currently being developed by the Company (the "ART Reservation System"), the Company shall receive a Contingent Payment in an amount equal to twenty cents ($.20) for each reservation transmitted to (excluding canceled reservations, "no-show" reservations and those reservations for which the client is disputing the validity or size of the charge or the quality of service) and processed by the ART Reservation System (each an "ART Reservation" and, collectively, the "ART Reservations"). In each year thereafter, the Company shall receive a Contingent Payment in an amount equal to thirty cents ($.30) for each ART Reservation. During the first year of operation of the ART Reservation System, the aggregate Contingent Payments to be made to the Company for the ART Reservations shall not exceed the annual sum of One Hundred Thousand Dollars ($100,000). In each year thereafter, the Contingent Payments to be made to the Company for the ART Reservations shall not exceed the annual sum of One Hundred and Twenty Thousand Dollars ($120,000).

(c) In the event the Genisys Reservations system is merged with the ART Reservation System (the "Merged Reservation System"), the Company shall receive a Contingent Payment in an amount equal to twenty-five cents ($.25) for each reservation transmitted to (excluding canceled reservations, "no-show"
reservations and those reservations for which the client is disputing the validity or size of the charge or the quality of service) and processed by the Merged Reservations System (each a "Merged Reservation" and, collectively, the "Merged Reservations"). During the first year of operation of the Merged Reservation System, the aggregate Contingent Payments to be made to the Company for the Merged Reservations shall not exceed the annual sum of Two Hundred Thousand Dollars ($200,000. In each year thereafter, the Contingent Payments to be made to the Company for the Merged Reservations shall not exceed the annual sum of Two Hundred and Twenty Thousand Dollars ($220,000).

         In the event that the maximum aggregate annual Contingent Payment for Corporate Reservations, ART Reservations or Merged Reservations, respectively, is not achieved in any one year, then the difference between the amount of Contingent Payments actually made and the respective maximum Contingent Payment shall be carried forward into succeeding years and the allowable maximum aggregate Contingent Payments for such succeeding years shall be duly increased thereby.


         The Series A Preferred stock issued to the Company and TranspoNet in accordance with the transaction are part of a class of preferred stock of Gen O2, Inc. designated as "Series A Preferred Convertible Stock" and the number of shares of preferred stock constituting such class is 4,900. The shares of Series A Preferred Stock issued to the Company and TranspoNet constitute all of the authorized shares of the Series A Preferred Stock of Gen O2, Inc.. So long as any share of Series A Preferred Stock remains outstanding, Gen O2, Inc. shall not authorize the issuance or issue any additional shares of Series A Preferred Stock or any shares of any series or class of stock ranking senior to, or on a parity with, the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of Gen O2, Inc. without the prior written consent of at least a majority of the holders of the Series A Preferred Stock.

         The par value of the Series A Preferred Stock is $0.01 per share and no dividends shall be declared or paid on the Series A Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of Gen O2, Inc. available for distribution to stockholders, before any distribution of assets is made to the holders of any other series or class of stock of Gen O2, Inc., a liquidating preferential distribution in an amount equal to $400.00 per share of Series A Preferred stock. The holders of the Series A Preferred Stock shall not have cumulative voting rights. At any time and from time to time, upon notice to Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into one fully paid and non-assessable share of common stock of Gen O2, Inc., subject to adjustments for any stock splits, stock dividends, reverse stock splits or recapitalizations.

         Upon conversion of the Series A Preferred Stock into Common Stock of the Gen O2, Inc., the Company and TranspoNet will each own 2450 shares or 32.66% of the issued and outstanding Common Stock of Gen O2, Inc.

         The Company has agreed to loan to Gen O2, Inc. the aggregate principal amount of One Hundred and Thirty-five Thousand Dollars ($135,000), such aggregate amount to be disbursed to Gen O2, Inc.

 pursuant to the following installment schedule:

Closing Date               $20,000
January 10, 1999           $20,000
February 10, 1999          $20,000
March 10, 1999             $20,000
April 10, 1999             $20,000
May 10, 1999               $20,000
June 10, 1999              $15,000


                  The loan made to Gen O2, Inc. described above bears interest at the rate of nine percent (9%) per annum and accrues from the date of the first disbursement set forth above and is payable on December 10, 1999 and quarterly thereafter on March 10, 2000, June 10, 2000, September 10, 2000 and December 10, 2000. The principal of the loan is to be repaid in four (4) equal quarterly installments payable on March 10, 2000, June 10, 2000, September 10, 2000 and December 10, 2000. All remaining outstanding principal of and accrued interest on the loan is due and payable on December 10, 2000.


                  In order to secure payment when due of any and all of the principal of and interest on the loan, Mark A. Kenny (the "Pledgor") has pledge and granted to the Company a first priority lien on and security interest in 77,143 shares of common stock of Genisys owned by the Pledgor.

                  In additional to the above installment loans made to Gen O2, Inc., the Company has agreed to loan Gen O2, Inc. the aggregate principal amount of Forty Thousand Dollars ($40,000), such aggregate amount to be disbursed as follows: Ten Thousand Dollars ($10,000) on the Closing Date, Fifteen Thousand Dollars ($15,000) on January 10, 1999 and Fifteen Thousand Dollars ($15,000) on February 10, 1999. This bridge loan to Gen O2, Inc. bears interest at the rate of nine percent (9%) per annum and interest on the loan accrues from the date of the first disbursement set forth above. The principal of this loan, together with all accrued interest thereon, is due and payable in full on March 10, 1999, unless, prior to that date, the Company shall close a sale of its equity securities the gross proceeds to the Company of which equal or exceed Five Hundred Thousand Dollars ($500,000), in which case, the principal of this loan, together with all accrued interest thereon, shall be due and payable in full on June 1, 1999.

                  In order to secure payment when due of the principal and interest on the bridge loan, the Pledgor has pledged and granted to the Company a first priority lien on and security interest in 22,857 shares of common stock of Genisys owned by the Pledgor.

                  On November 5 , 1998 the Company entered into an Asset Purchase Agreement with Sterling AKG Corp. d/b/a Sterling Travel ("Sterling") , in which the Company purchased all the assets relating to Sterling's network of independent travel consultants ("Sterling Travel Consultants") for a purchase price of 42,500 shares of the Company's Common Stock. Of the total aggregate purchase price of 42,500 shares (valued at $3.00 per share, for an aggregate of $127,500) paid to the Company at closing, 17,500 shares ("Escrow Shares") will be held in escrow by counsel to the Company. If the Company does not achieve $3,000,000 of gross sales from Sterling Travel Consultants over the initial twelve month period beginning on November 1, 1998 and ending on October 31, 1999, the Escrow Shares shall immediately be returned to the Company. If the Company achieves $3,000,000 of gross sales from Sterling Travel Consultants over the initial twelve month period as described herein, the Escrow Shares will be released by the Company.


                  The accompanying proforma balance sheet at September 30, 1998 assumes that this transaction had occurred on that date. The effects on the historical consolidated statement of operations would be to reclassify all service revenue and cost of service, as well as a significant portion of general and administrative expenses and depreciation and amortization to a separate line item. There would be no impact on net income, as the Company will absorb all losses to the extent of assets transferred since there is only nominal other capitalization. No gain or loss is to be realized.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Results of Operations

                  Through September 30, 1998, the principal activity of the Company has been the development of a computerized limousine reservation and payment system for the business traveler. Although planned operation of this system commenced in August 1997, revenues to date have not been significant; accordingly, the Company and its subsidiaries continue to be in the development stage. The Company has been unprofitable since inception and expects to incur additional operational losses. As reflected in the accompanying financial statements, the Company has incurred losses totaling $4,878,418 since inception and at September 30, 1998, had working capital of $144,541.

                  Revenues for the three and nine month periods ended September 30, 1998, for the limousine reservation business were $22,128 and $52,002, as compared to $0 and $2,225 for the 1997 periods. The corresponding cost of service for the three and nine month periods ending September 30, 1998 were $62,792 and $111,490 as compared to $0 and $6,800 for the 1997 periods. To date the Company has not yet commenced generating revenues from its internet travel business.

                  General and administrative expenses were $1,205,173 for the nine months ended September 30, 1998, as compared to $927,670 during the nine months ended September 30, 1997. Cost increases during the 1998 period consist of payroll and payroll related costs ($175,000), professional fees ($57,200), travel costs ($5,600), insurance costs ($8,200), marketing costs ($28,300) and other administrative costs ($72,100). Consulting costs decreased $68,900 during the 1998 period. The increase of approximately $175,000 in payroll cost for the nine months ended September 30, 1998 was due in large part to the fact that the three highest paid employees of the Company, Thomas Gregory and Paul Murray, President and Vice President respectively of Prosoft and Lawrence E. Burk the Company's President were on the payroll for the full nine months of the 1998 period, but were only on the payroll for less than four months of the 1997 period. The $28,3000 increase in marketing activities is primarily due to sales and marketing costs incurred by the limousine reservation business in an attempt to meet its revenue objectives.

                  General and administrative expenses were $421,330 for the three months ended September 30,1998, as compared to $454,432 during the three months ended September 30, 1997. Cost increases during the 1998 period consist of marketing costs ($3,600) and other administrative costs ($25,700). Cost decreases during the 1998 period consist of payroll and payroll related costs ($16,200), consulting fees ($10,000), professional fees ($27,000), travel costs ($8,700) and insurance costs ($500).


                  Management of the Company believes that the NetCruise internet travel business, which is not compatible with the limousine reservation business, provides the shareholders of the Company a potential opportunity for a greater return. Therefore, in order to concentrate its resources and efforts on its NetCruise internet travel business, in November, 1998 the Company agreed to sell the assets of its computerized limousine reservation and payment system to Gen O2, Inc., a company newly formed by a management group lead by Mark A. Kenny, a Company founder and former director. The sales price of the Company's computerized limousine reservation and payment system paid by Gen O2, Inc. to the Company for the purchased assets consists of (i) royalty payments to be made by Gen O2, Inc. in the amounts and on the terms and conditions more fully described below (each a Contingent Payment); and (ii) 2,450 shares of series A Convertible Preferred Stock of Gen O2, Inc. (the "Series A Preferred Stock"), as more fully described below, which represents 32.66% of the voting stock of Gen 02, Inc. This Series A Preferred Stock is carried on the Company's balance sheets at an asset value of $730,287 in total U.S. dollars. If all contingent payments are realized in their maximum amounts, payments to the Company could total $1,080,000. The Company's influence in Gen O2, Inc. is limited to the right to elect one member of a five (5) member Board of Directors. .

The Contingent Payments to be paid by Gen O2, Inc. shall be calculated as follows:


(a) The Company shall receive a Contingent Payment in an amount equal to twenty cents ($.20) for each reservation (excluding canceled reservations, "no-show" reservations and those reservations for which the client is disputing the validity or size of the charge or the quality of service) transmitted to and processed by the Genisys Reservation System (each a "Corporate Reservation" and, collectively, the "Corporate Reservations"). The aggregate Contingent Payment to be made to the Company for the Corporate Reservations shall not exceed the annual sum of One Hundred Thousand Dollars ($100,000).

(b) During the first year of the operation of the Almost Real Time reservations system currently being developed by the Company (the "ART Reservation System"), the Company shall receive a Contingent Payment in an amount equal to twenty cents ($.20) for each reservation transmitted to (excluding canceled reservations, "no-show" reservations and those reservations for which the client is disputing the validity or size of the charge or the quality of service) and processed by the ART Reservation System (each an "ART Reservation" and, collectively, the ("ART Reservations"). In each year thereafter, the Company shall receive a Contingent Payment in an amount equal to thirty cents ($.30) for each ART Reservation. During the first year of operation of the ART Reservation System, the aggregate Contingent Payments to be made to the Company for the ART Reservations shall not exceed the annual sum of One Hundred Thousand Dollars ($100,000). In each year thereafter, the Contingent Payments to be made to the Company for the ART Reservations shall not exceed the annual sum of One Hundred and Twenty Thousand Dollars ($120,000).

(c) In the event the Genisys Reservations system is merged with the ART Reservation System (the "Merged Reservation System"), the Company shall receive a Contingent Payment in an amount equal to twenty-five cents ($.25) for each reservation transmitted to (excluding canceled reservations, "no-show"
reservations and those reservations for which the client is disputing the validity or size of the charge or the quality of service) and processed by the Merged Reservations System (each a "Merged Reservation" and, collectively, the "Merged Reservations"). During the first year of operation of the Merged Reservation System, the aggregate Contingent Payments to be made to the Company for the Merged Reservations shall not exceed the annual sum of Two Hundred Thousand Dollars ($200,000. In each year thereafter, the Contingent Payments to be made to the Company for the Merged Reservations shall not exceed the annual sum of Two Hundred and Twenty Thousand Dollars ($220,000).

                  In the event that the maximum aggregate annual Contingent Payment for Corporate Reservations, ART Reservations or Merged Reservations, respectively, is not achieved in any one year, then difference between the amount of Contingent Payments actually made and the respective maximum Contingent Payment shall be carried forward into succeeding years and the allowable maximum aggregate Contingent Payments for such succeeding years shall be duly increased thereby.


                  The Series A Preferred stock issued to the Company and TranspoNet in accordance with the transaction are part of a class of preferred stock of Gen O2, Inc. designated as "Series A Preferred Convertible Stock" and the number of shares of preferred stock constituting such class is 4,900. The shares of Series A Preferred Stock issued to the Company and TranspoNet constitute all of the authorized shares of the Series A Preferred Stock of Gen O2, Inc.. So long as any share of Series A Preferred Stock remains outstanding, Gen O2, Inc. shall not authorize the issuance or issue any additional shares of Series A Preferred Stock or any shares of any series or class of stock ranking senior to, or on a parity with, the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of Gen O2, Inc. without the prior written consent of at least a majority of the holders of the Series A Preferred Stock.

The par value of the Series A Preferred Stock is $0.01 per share and no dividends shall be declared or paid on the Series A Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of Gen O2, Inc. available for distribution to stockholders, before any distribution of assets is made to the holders of any other series or class of stock of Gen O2, Inc., a liquidating preferential distribution in an amount equal to $400.00 per share of Series A Preferred stock. The holders of the Series A Preferred Stock shall not have cumulative voting rights. At any time and from time to time, upon notice to Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into one fully paid and non-assessable share of common stock of Gen O2, Inc., subject to adjustments for any stock splits, stock dividends, reverse stock splits or recapitalizations.

                  Upon conversion of the Series A Preferred Stock into Common Stock of the Gen O2, Inc., the Company and TranspoNet will each own 2450 shares or 32.66% of the issued and outstanding Common Stock of Gen O2, Inc.


                  In July 1998, the Company began development of an aggressive marketing campaign which, when completed will invite customers to become NetCruise Travel Consultants. An attractive package, including a CD-ROM library of video destinations, marketing kit, and full service support from on-line travel agents, will be marketed to the consumer through a combination of direct response, TV, print, radio and web-based advertising. The primary thrust of the marketing campaign, a television infomercial, will begin to air in mid February, 1999. In the interim the Company through subcontractors is producing the infomercial. The Company has developed NetCruise.com, a travel web site and is continuing to refine the site. The web site NetCruise.com went on line December 9, 1998 and consumers can make travel arrangements through our web site. However, it is expected that the web site will not be fully integrated to support the NetCruise Travel Consultants until early first quarter 1999.


Liquidity and Capital Resources

                  The Company's funds have principally been provided from Loeb Holding Corp. as escrow agent, Loeb Holding Corp., LTI Ventures Leasing Corporation, a private offering and a public offering.

                  In March 1998, the holder of two Term Promissory Convertible Notes in the principal amounts of $475,000 and $237,500 converted $400,000 of the principal amount of the former note and $200,000 of the principal amount of the latter note into 188,235 shares and 94,118 shares respectively of the Series A Preferred Stock of the Company at a price of $2.125 per share.

                  In March 1998, the holder of four eighteen month Convertible Promissory Notes aggregating $210,000, converted the total principal amount of the four notes ($210,000) into 98,824 shares of the Series A Preferred Stock of the Company at a price of $2.125 per share.

                  In March 1998, the holder of two Term Promissory Convertible Notes aggregating $37,500, converted the total principal amount of the notes ($37,500) into 400,000 shares of the Common Stock of the Company at a price of $0.09375 per share.

                  As of June 30, 1998, the Company through NetCruise Interactive, Inc. (NetCruise), a wholly owned subsidiary, acquired 100% of the assets of a wholly owned subsidiary of United Leisure Corporation, which was issued 2,000,000 shares of the Company's Common Stock and two warrants ("Warrants"), each entitling the holder to purchase 800,000 shares of the Common Stock of the Company. One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other Warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001. The Company has been advised that the issuance of such securities has caused the Company to inadvertently be in violation of a Nasdaq Market Place Rule because the issuance of the shares and Warrants amounted to more than 20% of the issued and outstanding shares of the Company and were not approved by Shareholders as required by such Rule. Nasdaq has advised the Company that the Company's Common Stock will be delisted unless the Company obtains Shareholder approval for these issuance to the extent that they violate the Rule. The Company and UIT have restructured the transaction by UIT returning to the Company 1,100,000 shares of Common stock (retaining 900,000 shares) and the Warrants. The Company will issue to UIT 1,100,000 shares of non-voting Convertible Series B Preferred Stock (the "Series B Preferred Stock"), which Series B Preferred Stock is automatically convertible into 1,100,000 shares of the Company's Common Stock upon Shareholder approval of the issuance of the 1,100,000 shares of Common stock and the Warrants. The Series B Preferred Stock carries a mandatory dividend of $275,000, payable on September 30, 1999 and a mandatory quarterly dividend at the rate of $68,750 commencing with the quarter ended December 31, 1999. No dividend will be payable if the Shareholders approve the issuance of the Common Stock and Warrants prior to the time that the dividend is payable. See Note 4 to the financial statements. In addition, pursuant to the acquisition agreement, Brian Shuster will receive $5,000 per month for a period of two years for his services as consultant to the Company.

                  The assets purchased from UIT comprise (i) the exclusive and worldwide rights and license for "Parallel Addressing Video Technology" for all travel related applications, (ii) software and intellectual properties related to the travel business, including the travel web site called NetCruise.com comprising two registered domain names and numerous web pages containing information relating to the cruise industry and contract rights to book travel utilizing the web site operating through an internet reservation booking engine (system) and (iii) computer hardware, with a book value of approximately $50,000.

                  The Company's web site is up and operating enabling the general public to make airline, hotel, car rental and cruise reservations through our web site operating through an internet reservation booking engine, however, the Company's web site is not yet fully integrated to support the network of independent travel consultants which the company is developing. When the web site is "launched" it will be fully integrated to support the independent travel consultants. The Company has hired three experienced web programmers to complete the development of the web site and the Company expects to launch the web site in early first quarter 1999 in time to support the launch of its television sales campaign. The Company has budgeted approximately $1,342,000 to (i) complete development of the web site (ii) produce a TV video infomercial and (iii) buy media time. The Company is planning to sell additional stock to the public to raise the necessary funds.


                  On September 30, 1998, the Company had cash of $606,121 and working capital of $144,541. As of November 1, 1998, the Company has begun to generate revenues from shared commissions earned by the network of Sterling Travel Consultants recently acquired, although these revenues are not expected to be significant for the balance of the fourth fiscal quarter ending December 31, 1998. Management of the Company expects the internet travel business to be fully operational in early first quarter 1999 and is planning to begin television marketing of the Company's products in mid first quarter 1999. These efforts are expected to significantly increase revenues for the first quarter. The Company plans to continue the aggressive marketing campaign as well as expand its network of travel consultants throughout 1999. The Company expects its operations to achieve break-even by the end of fiscal 1999. The Company plans to raise the needed working capital by the sale of additional stock publicly or privately within the next two months and therefore including anticipated cash to be received from revenues, the Company estimates that it will have sufficient resources to provide for its planned operations for the next twelve months. At the present time the Company does not have any alternative plans to raise additional funds needed to market or complete development of the web site.

PART II           OTHER INFORMATION


ITEM 6.           Exhibits and Reports on Form 8-K

                  (a) Report on Form 8-K dated October 29, 1998




SIGNATURES

                  Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             GENISYS RESERVATION SYSTEMS, INC.


Date: January 22, 1999                  ____________________________________
                                               Lawrence E. Burk
                                          President and Chief Executive Officer

Date: January 22, 1999                     ____________________________________
                                                     John H. Wasko
                            Secretary, Treasurer and
                             Chief Financial Officer